Exhibit 3.1

Articles of Incorporation

of

Universal Logistics Holdings, Inc.

ARTICLE I

NAME

The name of the corporation is Universal Logistics Holdings, Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT

The name and street address of the Corporation’s initial registered agent is Corporate Creations Network, Inc., 8275 South Eastern Avenue, No. 200, Las Vegas, NV 89123.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in, promote, conduct and carry on any lawful acts or activities for which corporations may be organized under Chapter 78 of the Nevada Revised Statutes, as the same exists or may be hereafter amended (the “NRS” or the “Nevada General Corporation Law”).

ARTICLE IV

CAPITAL STOCK

Section 4.1. Authorized Shares. The Corporation shall have authority to issue 105,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, having no par value per share (“Common Stock”), and 5,000,000 shares of preferred stock, having no par value per share (“Preferred Stock”).

Section 4.2. Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized, subject to any limitations prescribed by law, to issue shares of Preferred Stock from time to time, to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof, including without limitation:

(a) the distinctive designation of, and the number of shares comprising, such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) from time to time by like action of the Board of Directors;

(b) the dividend rate or amount for such series, if any, the conditions and dates upon which dividends shall be payable, the relation which such dividends therein shall bear to the dividends payable on any other class or classes or any other series of any class or classes of stock, and whether such dividends shall be cumulative or non-cumulative;

(c) whether or not the shares of such series shall be subject to redemption by the Corporation and the times, prices and other terms and conditions of such redemption;

(d) whether or not the shares of such series shall be subject to the operation of a sinking fund or purchase fund to be applied to the redemption or purchase of such shares and, if such a fund be established, the amount thereof and the terms and provisions relative to the application thereof;

(e) whether or not the shares of such series shall have voting rights, and, if they are to have voting rights, the extent thereof;

(f) the rights of the shares of such series in the event of any liquidation, dissolution, or winding up of the Corporation or upon any distribution of its assets; and

(g) any other powers, preferences, and relative participating, optional, or other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof, to the full extent now or hereafter permitted by law and not inconsistent with the provisions hereof.

ARTICLE V

DIRECTORS

Section 5.1. Authority.

(a) Except as may be otherwise provided by any legal agreement among stockholders, the property and business of the Corporation shall be managed by or under the direction of its Board of Directors. In addition to the powers and authority expressly conferred upon directors by statute or by these Articles of Incorporation or the Bylaws of the Corporation (the “Bylaws”), the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, or by any legal agreement among stockholders, or by these Articles of Incorporation or by the Bylaws directed or required to be exercised or done by the stockholders.

(b) The Board of Directors may create from among its membership one or more committees which shall have and may exercise such general or limited authority in the management of the business and affairs of the Corporation as may be determined by the Board of Directors from time to time in its discretion in accordance with these Articles of Incorporation and the Bylaws. The audit committee or any similar committee of the Board of Directors (the “Audit Committee”), if such committee has been created, shall have full and exclusive authority to review, investigate, and make decisions regarding any derivative litigation demand made upon the Corporation and all related matters, in addition to any other authority delegated to such committee. In the absence of an Audit Committee composed solely of independent directors of the Corporation, such authority shall be vested in a committee consisting of all of the independent directors of the Corporation. For purposes of this Section 5.1(b), independence shall be determined according to applicable listing rules of any securities exchange or automated quotation system upon which any class of the Corporation’s common stock is then registered for trading.

Section 5.2. Number of Directors. The number of directors of the Corporation (“Directors”) shall be determined from time to time in accordance with the Bylaws.

Section 5.3. Removal. Any director may be removed at any time, with or without cause, by the affirmative vote of the holders of seventy-five percent (75%) of the outstanding shares of the stock of the Corporation entitled to elect Directors, either at the annual meeting or at a special meeting called for that purpose. No amendment to these Articles of Incorporation shall amend, alter, change or repeal this Section 5.2, unless such amendment, in addition to receiving any stockholder vote or consent required by the laws of the State of Nevada in effect at the time, shall receive the affirmative vote or consent of the holders of seventy-five percent (75%) of the outstanding shares of stock of the Corporation entitled to elect Directors.

ARTICLE VI

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 6.1. Limitation of Liability. The liability of Directors and officers of the Corporation (“Officers”) shall be limited to the fullest extent permitted by law. If the NRS or any other law of the State of Nevada is hereafter amended to authorize corporate action further eliminating or limiting the liability of directors and officers, then the liability of a Director or Officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS or such other law of the State of Nevada as so amended, automatically and without further action, upon the date of such amendment.

Section 6.2. Indemnification. The Corporation, to the fullest extent permitted under by law (including, without limitation, NRS 78.7502, NRS 78.751 and NRS 78.752), shall indemnify and advance expenses to any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a Director, Officer, employee or agent of the Corporation or any predecessor of the Corporation.

Section 6.3. Amendments. No repeal, amendment, or modification of this Article VI, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article VI, shall directly or indirectly eliminate or reduce the effect of this Article VI with respect to any act or omission of a Director or Officer of the Corporation occurring prior to such repeal, amendment, modification, or adoption of an inconsistent provision.

Section 6.4. Indemnification Agreements. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in this Article VI.

ARTICLE VII

DURATION

The Corporation is to have perpetual existence.

ARTICLE VIII

BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE IX

STOCKHOLDER ACTION; BOOKS AND RECORDS

Section 9.1. Election of Directors. Election of the Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 9.2. Stockholder Meetings. Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws may provide.

Section 9.3. Books and Records. The books of the Corporation may be kept (subject to any provision contained in the Nevada General Corporation Law) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE X

AMENDMENTS

The Corporation reserves the right to alter, amend, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred herein upon stockholders are subject to this reservation.

ARTICLE XI

ACQUISITION PROPOSALS

Section 11.1. Evaluation of Acquisition Proposals. The Board of Directors of the Corporation, when evaluating any offer from another individual, firm, corporation, or other entity (“Person”) (a) to make a tender or exchange offer for any equity security of the Corporation, (b) to merge or consolidate the Corporation with such other person, or (c) to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation (“Acquisition Proposal”), shall, in connection with the exercise of its business judgment in determining what is in the best interest of the Corporation and its stockholders, give due consideration to all relevant factors, including without limitation, the consideration being offered in the Acquisition Proposal in relation to the then current market price of the Corporation’ stock, but also in relation to the then current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors’ then estimate of the future value of the Corporation as an independent entity, the social and economic effects on the employees, customers, suppliers, and other constituents of the Corporation and on the communities in which the Corporation and its subsidiaries operate or are located and the desirability of maintaining independence from any other business or business entity.

Section 11.2. Amendments. No amendment to these Articles of Incorporation shall amend, alter, change or repeal any of the provisions of this Article XI, unless such amendment, in addition to receiving any stockholder vote or consent required by the laws of the State of Nevada in effect at the time, shall receive the affirmative vote or consent of the holders of seventy-five percent (75%) of the outstanding shares of stock of the Corporation entitled to elect Directors.

ARTICLE XII

INAPPLICABILITY OF CONTROLLING INTEREST STATUTES

Notwithstanding any other provision in these Articles of Incorporation to the contrary, and in accordance with the provisions of NRS 78.378, the provisions of NRS 78.378 to 78.3793, inclusive, or any successor statutes, relating to acquisitions of controlling interests in the Corporation shall not apply to any acquisition of shares of the Corporation’s capital stock beneficially owned by Matthew T. Moroun, his spouse or their children (the “Moroun Family”), any trust for the benefit of one or more members the Moroun Family, or any corporation, partnership, limited partnership, limited liability company, or other entity controlled by one or more members of the Moroun Family.

ARTICLE XIII

EXCLUSIVE FORUM

To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court sitting in Clark County in the State of Nevada (or, if the Eighth Judicial District Court of the State of Nevada lacks jurisdiction, the federal district court for the District of Nevada or other state courts of the State of Nevada) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim against the Corporation or any current or former director, officer, employee or stockholder of the Corporation arising pursuant to any provision of NRS Chapters 78 or 92A, these Articles of Incorporation or the Corporation’s Bylaws, in each case, as amended or restated from time to time, or (d) any action asserting a claim against the Corporation or any current or former director, officer, employee or stockholder of the Corporation governed by the internal affairs doctrine, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. If any action the subject matter of which is within the scope of this Article XIII is filed in a court other than a court located within the State of Nevada (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Nevada in connection with any action brought in any such court to enforce this Article XIII (an “Enforcement Action”); and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Incorporation to be executed by Timothy Phillips, President and Chief Executive Officer of the Corporation, on the 25th day of April, 2025.

UNIVERSAL LOGISTICS HOLDINGS, INC.

By: /s/ Timothy Phillips

Name: Timothy Phillips

Title: President and Chief Executive Officer